EXHIBIT 5

                OPINION AND CONSENT OF LAW OFFICE CARL A. GENERES
                                  July 20, 2000


Tech Electro Industries, Inc.
275 North Franklin Turnpike, Suite 230
Ramsey, NJ 07446

 Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by Tech Electro Industries, Inc., a Texas corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration
Statement") with the Securities and Exchange Commission, covering the registration of up to 3,417,750 shares of the Company's common stock, $0.01 par value (the "Common Stock") issuable upon exercise of options (the "Options") granted and to be granted to employees and directors under the Company's 1995 Incentive Stock Option Plan, 1999 Stock Option Plan and 2000 Incentive Stock Option Plan (collectively the "Plans"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Articles of Incorporation, as amended and the Company's Bylaws, as amended, the Plans, the corporate proceedings taken by the Company in connection with the Options, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of common stock of the Company, when issued and sold upon exercise and in accordance with the terms of the Options, will be validly issued, fully paid and non-assessable.


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         We  consent  to  the  filing  of  this  opinion  as  Exhibit  5 to  the
Registration  Statement.  This  opinion  letter is rendered as of the date first
written  above  and  we  disclaim  any   obligation  to  advise  you  of  facts,
circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

                                            Very truly yours,

                                            Law Office of Carl A. Generes



                                            By:/s/   Carl A. Generes
                                                     Carl A. Generes




















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